Exhibit 10.45

ADMINISTRATIVE SERVICES AGREEMENT

by and between

UNION FIDELITY LIFE INSURANCE COMPANY

and

GE GROUP LIFE ASSURANCE COMPANY

Effective as of May 24, 2004

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), effective as of May 24, 2004 (the “Effective Date”), is entered into by and between GE GROUP LIFE ASSURANCE COMPANY, an insurance company organized under the laws of the State of Connecticut (the “Administrator”), and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (the “Company”).

RECITALS:

WHEREAS, the Company wishes to appoint the Administrator to provide administrative services with respect to certain insurance policies and contracts issued, assumed, reinsured or administered by the Company, and the Administrator desires to provide such administrative services; and

WHEREAS, this Agreement is entered into in connection with an intercompany reorganization among the Company, the Administrator and certain of their Affiliates;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.            Definitions.  As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Administrative Services” shall have the meaning specified in Article II.

“Administrator” shall have the meaning specified in the first paragraph of this Agreement.

“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.  “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” shall have the meaning specified in the first paragraph of this Agreement.

“Allocated Loss Adjustment Expenses” means all costs, fees and expenses incurred by the Company or its Affiliates in the investigation, adjustment, settlement or defense of all claims or the monitoring, preservation or enforcement of rights, interests or benefits arising out of or relating to the Insurance Contracts (excluding office expenses and salaries of officials of the

Company or its Affiliates or any other administrative or overhead expenses of the Company or of its Affiliates), and court costs, and interest on any judgment or award.  Allocated Loss Adjustment Expenses shall also include expenses associated with an action by any entity for declaratory judgment filed in connection with the Insurance Contracts.

“Applicable Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any of such Person’s subsidiaries, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the States of Illinois or Connecticut are required or authorized by law to be closed.

“Claims Settlement Account” shall have the meaning specified in Section 4.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“CPR” shall have the meaning specified in Section 15.3.

“CPR Arbitration Rules” shall have the meaning specified in Section 15.4(a).

“Damage” or “Damages” shall have the meaning set forth in Section 13.1(a).

“Direct Claim” shall have the meaning specified in Section 13.3.

“Direct Expenses” shall have the meaning specified in Article XII.

“Dispute” shall have the meaning specified in Section 15.1(a).

“Effective Date” shall have the meaning specified in the first paragraph of this Agreement.

“Expense Allowance” shall have the meaning specified in Article XII.

“Force Majeure” means any acts or omissions of any civil or military authority, acts of God, acts or omissions of the Company, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other act, omission or occurrence beyond the Administrator’s reasonable control, irrespective of whether similar to the foregoing enumerated acts, omissions or occurrences.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any foreign or national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” shall have the meaning specified in Section 13.2(a).

“Indemnifying Party” shall have the meaning specified in Section 13.2(a).

“Initial Notice” shall have the meaning specified in Section 15.2.

“Insurance Contracts” means collectively the group and individual insurance policies or contracts directly issued by the Company (direct policies) or reinsured by the Company (reinsured policies), or administered by the Company (administered policies), any of which are in effect or which have incurred or open claims on the Effective Date, including renewals of any non-cancelable or guaranteed renewable policies or contracts, which were administered by the Administrator prior to the Effective Date.  The Insurance Contracts include those identified in Schedule A.

“Loss” or “Losses” means the amount of liability paid or payable by the Company with respect to claims, losses, liabilities, damages, deficiencies, costs or expenses, including without limitation, any settlements or compromises or disputed claims, arising under the Insurance Contracts.

“Minimum Claims Settlement Amount” shall have the meaning specified in Section 4.2(b).

“Overhead Expenses”  shall have the meaning specified in Article XII.

“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

“Response” shall have the meaning specified in Section 15.2.

“Service Costs”  shall have the meaning specified in Article XII.

“Subcontractor” shall have the meaning specified in Section 3.3.

“Tax” means all taxes, charges, fees, levies or other assessments, including, without limitation, any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment.

“Termination Date” means the effective date of any termination of this Agreement as provided in Article XIV.

ARTICLE II

AUTHORITY

Section 2.1.            Appointment.  The Company hereby appoints the Administrator, and the Administrator hereby accepts appointment, to provide as an independent contractor of the Company, from and after the Effective Date, all of the administrative services with respect to the Insurance Contracts that the Administrator is providing to the Company as of the Effective Date, including those set forth in this Agreement (the “Administrative Services”), all on the terms as set forth in this Agreement.  In providing the Administrative Services, the Administrator (or the Subcontractor) shall handle all matters, including but not limited to the billing and collection of premiums and reinsurance premiums, the defense, adjustment, settlement and payment of all claims arising under the Insurance Contracts, as more fully described below, and any other required business support services provided to the Company as of the Effective Date.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to direct the Administrator to perform any action necessary relating to the Insurance Contracts or the policyholder and claim servicing thereof to comply with Applicable Law, or to cease performing any action that constitutes a violation of Applicable Law.

Section 2.2.            Denial of Claims and Litigation.   (a) The Administrator agrees that it will provide prompt notice to the Company of its intention to deny a claim or terminate benefits with respect to any Insurance Contract in the form and manner specified in writing by the Company (which writing by the Company shall be in accordance with Section 16.2), along with copies of all reports of investigation with respect thereto.  The Administrator shall thereafter not deny such claim or terminate such benefits without the approval of the Company, provided that the Administrator may deny such claim or terminate such benefits without the approval of the Company if the Company fails to respond or fails to respond within a reasonable time period such as to allow the Administrator to act as required by any Applicable Law.

(b)           The Administrator agrees that it will provide prompt notice to the Company of any litigation arising with respect to an Insurance Contract of which it becomes aware, along with copies of all pleadings with respect thereto.  The Company shall have the right, at its own expense, to participate jointly with the Administrator in the investigation, adjustment or defense of such litigation and may, upon written notice to the Company, assume the defense thereof with counsel selected by the Company.  If the Company assumes such defense, the Administrator shall have the right, at its own expense,  to participate jointly with the Company in the defense thereof.

Section 2.3.            Service Managers.  The Administrator and the Company will each designate a services account manager (respectively, the “Administrator Services Manager” and the “Company Services Manager” and collectively, the “Services Managers”) who will be directly responsible for coordinating and managing the Administrative Services and other obligations of the parties hereunder.  The Administrator Services Manager will have authority to act on the Administrator’s behalf with respect to the Administrative Services and the Administrator’s obligations hereunder.  The Company Services Manager shall have the authority to act on the Company’s behalf with respect to the Administrative Services and the Company’s obligations hereunder.  The Services Managers shall cooperate in good faith to establish the manner and timing for providing such information.  Notwithstanding the provisions of Section 16.2, any requests for consent, consent or approval or other notice may be made in writing as between the Services Managers if the Service Managers agree in advance that the provisions of Section 16.2 do not apply to such request, consent or approval or other notice.  Either party, from time to time, may designate a replacement Service Manager for the existing Service Manager, giving notice in accordance with Section 16.2.

ARTICLE III

STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING

Section 3.1.            Standard for Services.  The Administrator shall provide the Administrative Services in good faith and with the care, skill, prudence and diligence of a person experienced in providing such services.  The Administrator shall provide the Administrative Services (i) in accordance with the terms of the Insurance Contracts, (ii) in accordance with the applicable terms of this Agreement, (iii) in compliance with Applicable Law and, subject to the foregoing, (iv) in the same manner as it conducts its own business not subject to this Agreement and (v) in accordance with the Administrator’s administrative performance standards in effect on the date hereof, with such revisions to such standards as are no less favorable to the Company than the Administrator’s standards in effect on the date hereof.  Notwithstanding the foregoing, the parties may, from time to time, mutually develop specific and/or different standards for providing such Administrative Services with respect to the Insurance Contracts.

Section 3.2.            Facilities and Personnel.  The Administrator shall at all times maintain sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the performance standards set forth herein.

Section 3.3.            Subcontracting.  The Administrator may subcontract for the performance of any Administrative Service or Services to (i) any properly licensed affiliated or unaffiliated third party administrator or (ii) any properly licensed Affiliate insurance company or (iii) any other Person (in connection with activities not requiring a license) with the prior written consent of the Company, such consent not to be unreasonably withheld (in each case, the “Subcontractor”); provided, that, notwithstanding any other provision of this Section 3.3, the Administrator may continue to use any subcontractor utilized by the Administrator in connection with the Insurance Contracts on the Effective Date; and provided, further, that no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with regards to the providing of such Administrative Service or Services as if provided by the Administrator.

Section 3.4.            Consultation and Direction.  From time to time, as is commercially reasonable, the Administrator may seek direction from the Company, including the Company Service Manager, in connection with the Administrative Services.  The Company, including the Company Services Manager, may provide such direction, at the Company’s sole discretion.

ARTICLE IV

CLAIMS HANDLING

The Administrative Services with respect to claims and claims for benefits including claims outstanding on the Effective Date, shall include the following:

Section 4.1.            Claim Administration Services.  The Administrator shall acknowledge, consider, review, investigate, deny, settle, pay or otherwise dispose of each claim and claim for benefits reported under each Insurance Contract (each, a “Claim” and collectively the “Claims”).

Section 4.2.            Claims Settlement Account.  (a)  On the Effective Date, the Company shall establish a separate fiduciary bank account (the “Claims Settlement Account”) in its own name for the payment of Claims and shall authorize two signatories who shall be employed by the Administrator and approved by the Company in writing to issue checks in the name of the Company.  The Company shall fund such account for payment of Claims in accordance with the provisions of Section 4.2(b).  The Claims Settlement Account shall be the property of the Company and any interest earned on the Claims Settlement Account shall belong to the Company.  The Claims Settlement Account shall be administered by the Administrator in a fiduciary capacity and shall be used solely by the Administrator to make payments of Claims in accordance with the terms of this Agreement.

(b)           The Company shall fund the Claims Settlement Account on or before the fifth (5th) day of each month in amounts agreed by the Company and the Administrator from time to time in amounts sufficient to provide funds to the Administrator for the payment of Claims during the next thirty (30) days, or such other amount as may be mutually agreed by the parties (each minimum funding amount as agreed from time to time shall be referred to as a “Minimum Claims Settlement Amount”).  In addition, the Company shall deposit to the Claims Settlement Account such additional amounts as may be required to keep the balance of such account above zero at all times.

(c)           The Administrator shall keep true and complete records, in accordance with Applicable Law and its record management practices in effect from time to time for the Administrator’s insurance business not covered by this Agreement, clearly recording the deposits in and withdrawals from the Claims Settlement Account, including records relating to the payment of Claims from the Claim Settlement Account.  The Administrator will make available to the Company or its designated representative, or shall furnish to the Company or its designated representative, upon request of the Company or its designated representative, copies of all such records.  All copies furnished in the ordinary course of business shall be furnished by the Administrator at the Administrator’s cost, which shall be included in the Expense Allowance.  Any extraordinary costs reasonably incurred by the Administrator in response to requests from the Company shall be reimbursed by the Company.

(d)           Within thirty (30) days after each calendar month (or more frequently as mutually agreed by the parties), the Administrator shall render a complete accounting to the Company detailing all transactions with respect to the Claims Settlement Account, in such form as agreed by the parties.

(e)           The parties agree to deliver to the depository bank such depository resolutions, signature cards, and other documents as may be requested of them in order to use such accounts at the depository bank in accordance with the provisions of this Section 4.2.

(f)            Upon a termination of this Agreement pursuant to Article XIV, the Company shall close the Claims Settlement Account and any closing balance therein shall be the property of the Company.  The Administrator’s claims payment authority under this Agreement shall terminate immediately upon termination of this Agreement pursuant to Article XIV.  Upon termination of its authority to pay claims, the Administrator shall promptly return to the Company all unused check stock held by it in connection with this Agreement.

ARTICLE V

BILLINGS AND COLLECTIONS

Section 5.1.            Billing and Collection Services.  (a)  The Administrator shall assume all responsibility for billing and collecting premiums and reinsurance premiums and other amounts payable with respect to the Insurance Contracts.  The risk of loss, theft or destruction of premiums and such other amounts with respect to the Insurance Contracts shall be borne solely by the Company.  The Administrator shall hold any premiums, deposits or other amounts collected with respect to the Insurance Contracts in a fiduciary capacity for the benefit of the Company.

(b)           The Administrator shall promptly, but in no event later than three (3) Business Days after receipt, deposit such premiums, reinsurance premiums, or other amounts in the Claims Settlement Account.  The Administrator may not commingle, and shall not permit any commingling of, any funds deposited in the Claims Settlement Account with any other funds.

ARTICLE VI

UNDERWRITING

Section 6.1.            Underwriting Services.  Subject to Section 6.2, the Administrator shall perform all necessary underwriting with respect to the renewal of the Insurance Contracts, if any.

Section 6.2.            Underwriting Guidelines.  All insurance underwriting services provided by the Administrator pursuant to this Agreement with respect to the Insurance Contracts shall be in accordance with any written underwriting guidelines and criteria provided to the Administrator by the Company.

ARTICLE VII

CERTAIN ACTIONS BY COMPANY

Section 7.1.            Filings.  The Company shall prepare and timely file any filings required to be made with any Governmental Authority that relate to the Company generally and not just to the Insurance Contracts, including filings with guaranty associations and filings and premium tax returns with taxing authorities.  The Administrator shall, in a timely fashion in light of the dates such filings by the Company are required, provide to the Company all information in the possession of the Administrator with respect to the Insurance Contracts that may be reasonably required for the Company to prepare such filings and tax returns.  The parties shall cooperate in good faith to establish the manner and timing for providing such information.

ARTICLE VIII

REGULATORY MATTERS AND AUDIT REPORTING

Section 8.1.            Regulatory Compliance and Reporting.  The Administrator shall provide to the Company such information with respect to the Insurance Contracts as is required to satisfy all current and future informational reporting, prior approval and any other requirements imposed by any Governmental Authority.  Upon the reasonable request of the Company, the Administrator shall timely prepare such reports and summaries, including statistical summaries, as are necessary or useful to satisfy any requirements imposed by a Governmental Authority upon the Company with respect to the Insurance Contracts.  In addition, the Administrator, upon the reasonable request of the Company shall promptly provide to the Company copies of all existing records relating to the Insurance Contracts (including, with respect to records maintained in machine readable form, hard copies) that are necessary to satisfy such requirements.  All copies of records furnished in the ordinary course of business shall be furnished by the Administrator at the Administrator’s cost.  Any extraordinary costs reasonably incurred by the Administrator in response to requests from the Company shall be reimbursed by the Company.  Among other responsibilities:

(i)                                     The Administrator shall promptly prepare and furnish to Governmental Authorities all reports and related summaries (including, without limitation, statistical summaries), certificates of compliance and other reports required or requested by a Governmental Authority.

(ii)                                  The Administrator shall assist the Company and cooperate with the Company in doing all things necessary, proper or advisable, in the most expeditious manner practicable in connection with any and all market conduct or other Governmental Authority examinations relating to the Insurance Contracts.

Section 8.2.            Reporting and Accounting.  The Administrator shall assume the reporting and accounting obligations set forth below:

(i)                                     As soon as practicable but not more than forty (40) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall timely provide to the Company reports and summaries of transactions (and, upon request of the Company, detailed supporting records) related to the Insurance Contracts as may be reasonably required for use in connection with the preparation of the Company’s statutory and GAAP financial statements, tax returns and other required financial reports and to comply with the requirements of the regulatory authorities having jurisdiction over the Company, including all premium written and earned and all Losses and Allocated Loss Adjustment Expenses reserved, paid, and outstanding.  The parties shall cooperate in good faith to establish the manner for the providing of such reports.

(ii)                                  The Administrator shall timely provide to the Company reports or summaries (and, upon the request of the Company, detailed supporting records therefor) related to the payment of commissions under the Insurance Contracts.

(iii)                               As soon as practicable but not more than forty (40) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall report to the Company the amount of statutory reserves that the Company is required to maintain in connection with the Insurance Contracts as of the quarter end.

(iv)                              The Administrator shall timely provide notice to the Company of any changes in the reserve methodology used by the Administrator in calculating statutory reserves for the Insurance Contracts.

Section 8.3.            Additional Reports and Updates.  For so long as this Agreement remains in effect, each party shall periodically furnish to the other such other reports and information as may be reasonably required by such other party for regulatory, tax or similar purposes and reasonably available to it.

ARTICLE IX

BOOKS AND RECORDS

The Administrator shall maintain accurate and complete books, records, files and accounts of all transactions and matters with respect to the Insurance Contracts and the administration thereof in accordance with (i) Applicable Law, and (ii) its record management practices in effect from time to time for the Administrator’s insurance business not covered by this Agreement.  The books and records must be maintained for the term of this Agreement or for as long thereafter as any rights or obligations of any party survives or the Administrator reasonably needs access to such records for regulatory, tax or similar purposes.  The Administrator shall maintain the confidentiality of such books and records, including compliance with Article XI.  All such books and records pertaining to an Insurance Contract shall be the property of the Company and shall be made available to the Company, its auditors or other designees, and regulatory agencies, during normal business hours and at any other time on reasonable notice, for review, audit, inspection, examination and reproduction.

The parties to this Agreement and their designated representatives may upon reasonable notice inspect, at the offices of the Administrator or the Company where such records are located, the papers and any and all other books or documents of the Administrator or the Company reasonably relating to this Agreement, including the Insurance Contracts, and shall have access to appropriate employees and representatives of the other party, in each case during normal business hours for such period as this Agreement is in effect or for as long thereafter as any rights or obligations of any party survives or the Administrator or the Company reasonably need access to such records for regulatory, tax or similar purposes.  The information obtained shall be used only for purposes relating to the transactions contemplated under this Agreement.

ARTICLE X

COOPERATION

Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

ARTICLE XI

PRIVACY REQUIREMENTS

In providing the Administrative Services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the policyholders and other recipients of benefits under the Insurance Contracts, the Administrator shall, and shall cause its Affiliates and any permitted Subcontractors to, comply with all confidentiality and security obligations applicable to them, in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders or benefit recipients, including the provisions of privacy policies under which such information was gathered, those laws currently in place and which may become effective during the term of this Agreement, including the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996 and any other Applicable Laws.  The Administrator shall entitle the Company and its agents and representatives, the Commissioner of Health and Human Services and such other Governmental Authorities to the extent required by Applicable Law, to audit the Administrator’s compliance herewith.  The Administrator shall also enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by the Administrator about them, and to restrict use of such information.  The Administrator shall promptly report to the Company any violation of this provision of which the Administrator becomes aware.  Unless required by Applicable Law, the Administrator shall not during the term of this Agreement, modify the privacy policies under which information utilized by the Administrator in administering the Insurance Contracts is gathered, without the Company’s prior written consent, which consent shall not be unreasonably withheld.  The parties hereto agree to comply with the terms of the Business Associate Addendum attached as Schedule B hereto.

ARTICLE XII

CONSIDERATION FOR ADMINISTRATIVE SERVICES

As reimbursement for expenses incurred by the Administrator in the providing the Administrative Services with respect to the Insurance Contracts, the Company shall pay to the Administrator with respect to each calendar month ending after the Effective Date, an expense allowance (the “Expense Allowance”).  The Expense Allowance shall be: (i) the actual incurred cost of providing the Administrative Services based on the allocated portion of compensation and benefits of the associates providing such services calculated annually in advance (and pro rated) in accordance with Schedule C (the “Service Costs”); (ii) a proportionate share of overhead related to such Administrative Services (the “Overhead Expenses”); and (iii) all third party expenses incurred in connection with the provision of such Administrative Services, including without limitation all categories of services contracted with third parties as of the Effective Date, such as legal and claim investigation, but excluding services for which Service Costs and Overhead Expenses are charged (the “Direct Expenses”).   Such Expense Allowance shall be determined as set forth in Schedule C.  The procedures for the billing and payment of the Expense Allowance are set forth in Schedule C.  Additionally, the Administrator shall be reimbursed for any unforeseen costs arising from a change in Applicable Law, with the parties mutually agreeing to the payment of such costs in advance of their being incurred by the Administrator.  The Administrator shall also be reimbursed for any incurred Direct Expenses for any category of services not contracted with third parties as of the Effective Date but contracted for thereafter, provided that the Company consents to the Administrator entering into third party contracts for such category of services.

ARTICLE XIII

INDEMNIFICATION

Section 13.1.          Indemnification.  (a)  For any indemnification under this Article XIII, a party with the obligation to indemnify shall have the right to cure any underlying cause of Damage and/or to mitigate such Damage.  As used in this Article XIII, “Damage” and/or “Damages” shall mean losses, liabilities, costs, claims, causes of action, demands, settlements, damages including compensatory, extra contractual and punitive damages, fines, penalties and expenses (including reasonable attorneys’ fees and expenses).

(b)           The Administrator agrees to indemnify and hold harmless the Company and any of its directors, officers, employees, agents, representatives and affiliates (and the directors, officers, employees, agents and representatives of such affiliates) from any and all Damages arising out of or caused by any actual or alleged: (i) fraud, theft or embezzlement by directors, officers, employees, agents, subcontractors, successors or assigns of the Administrator during the term of this Agreement; (ii) failure, either intentional or unintentional, of the Administrator to properly perform the services or take the actions required by this Agreement, including the failure to properly process, evaluate and pay claims or to comply with disbursement requests in accordance with the terms of this Agreement; (iii) acts of gross negligence or willful misconduct committed by directors, officers, employees, agents, subcontractors, successors or assigns of the Administrator during the term of this Agreement; or

(iv) failure of the Administrator to comply with Applicable Laws, rules and regulations during the term of this Agreement.

(c)           The Company agrees to indemnify and hold harmless the Administrator and any of its directors, officers, employees, agents, representatives and affiliates (and the directors, officers, employees, agents and representatives of such affiliates) from any and all Damages arising out of or caused by any actual or alleged:  (i) fraud, theft or embezzlement by directors, officers, employees, agents, successors or assigns of the Company during the term of this Agreement; (ii) acts of negligence or willful misconduct committed by directors, officers, employees, agents, successors or assigns of the Company during the term of this Agreement; or (iii) failure of the Company to comply with Applicable Laws, rules and regulations during the term of this Agreement other than any failure on the part of the Company caused by the action or inaction of the Administrator, including when acting in the name or on behalf of the Company, whether or not in compliance with the terms of this Agreement.

Section 13.2.          Indemnification Procedures.  (a)  In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a “Third Party Claim”), such Indemnified Party must notify the other party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim within ten (10) Business Days after such Indemnified Party learns of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall have no liability with respect to any compromise or settlement of such claims effected without its written consent (such consent not to be unreasonably withheld); the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, or (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and a full and complete release is provided to the Indemnified Party.

(c)           The provisions of this Article XIII shall survive the termination of this Agreement.  The indemnity provided in Sections 13.1(b) and 13.1(c) shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law or equity for any matter covered by such Sections.

(d)           The amount of any Damages or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such damages or other liability.  Such Tax cost or Tax benefit, as the case may be, shall be computed for any year using the maximum current U.S. federal corporate income tax rate as provided in Section 11 of the Code or a successor section of the Code.

Section 13.3.          Procedures for Direct Claims.  In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party.  Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought.  The failure by any Indemnified Party so to notify the Indemnifying Party in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification with respect to any claim made pursuant to this Section 13.3, other than to the extent that such failure actually prejudices the Indemnifying Party.

Section 13.4.          Limited Liability.  Notwithstanding the provisions of Article XIII, the Administrator and its Subsidiaries and Affiliates and their respective directors, officers or employees (or any of the heirs, executors, successors or assigns of any of the foregoing) (each, a “Service Provider”) shall have no liability to the Company or its Subsidiaries and Affiliates in excess of $900,000 in the aggregate annually (as measured from the Effective Date or the most recent anniversary of the Effective Date, whichever is later), for any and all claims in contract, tort or otherwise for or in connection with any breach of its obligations under this Agreement; provided, however, that such limitation on liability shall not extend to or otherwise limit any liabilities that result directly from such Service Provider’s gross negligence or willful misconduct; provided further that the Company shall be entitled to indemnification only to the extent that the aggregate amount of such claims annually (as measured from the Effective Date or the most recent anniversary of the Effective Date, whichever is later) exceeds $25,000 (other than to the extent that such claims arise from the gross negligence or willful misconduct of the Administrator); provided further if the Company, including the Service Manager, provides direction to the Administrator pursuant to Section 3.4, the Company shall not be entitled to indemnification (and the Administrator shall have no liability) to the extent the Damage arises from the Administrator following such direction.

ARTICLE XIV

DURATION; TERMINATION

Section 14.1.          Duration.  This Agreement shall commence on the Effective Date and continue for two (2) years (the “Term”), unless terminated earlier pursuant to the terms of this Agreement.  This Agreement shall automatically renew for one year terms (each a “Renewal Term”).  The Company shall have the right to terminate this Agreement at the end of the Term or a Renewal Term, upon providing the Administrator with written notice of such termination not less than ninety (90) days prior to the end of the Term or the applicable Renewal Term.  The Company shall bear all transition costs associated with the expiration of this Agreement and an assumption of the administration of the Insurance Contracts by the Company at the end of the term of this Agreement.

Section 14.2.          Termination.  (a)  This Agreement will terminate in its entirety on the earlier of:

(i)                                     the date the Company’s liability under all of the Insurance Contracts is terminated in accordance with the terms thereof; or

(ii)                                  a termination pursuant to Sections 14.2(b), (c), (d) or (e).

(b)           The Company shall have the right, upon written notice to the Administrator, to terminate this Agreement and assume from the Administrator, the administration of the Insurance Contracts upon the occurrence of any of the following events:

(i)                                     A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Administrator for the purpose of conserving, rehabilitating or liquidating the Administrator;

(ii)                                  There is a material breach by the Administrator of any material term or condition of this Agreement that is not cured by the Administrator within thirty (30) days after receipt of written notice from the Company of such breach or act (provided that the Company shall not have the right to terminate this Agreement (A) for so long as the Administrator is making a good faith effort to cure such breach, not to exceed an additional one hundred eighty (180) days or (B) during the pendency of any dispute resolution proceedings as set forth in Article XV regarding an alleged material breach); or

(iii)                               The Administrator is unable to perform the services required under this Agreement for a period of thirty (30) consecutive days for any reason other than as a result of a Force Majeure, it being understood that nothing in this Section 14.2(b)(iii) shall relieve the Administrator from its administrative responsibilities under this Agreement.

(c)           The Administrator shall have the right, upon written notice to the Company, to terminate this Agreement upon the occurrence of any of the following events:

(i)                                     A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Company for the purpose of conserving, rehabilitating or liquidating the Company; or

(ii)                                  There is a material breach by the Company of any material term or condition of this Agreement that is not cured by the Company within thirty (30) days after receipt of written notice from the Administrator of such breach or act (provided that the Administrator shall not have the right to terminate this Agreement (A) for so long as the Company is making a good faith effort to cure such breach, not to exceed an additional one hundred eighty (180) days or (B) during the pendency of any dispute resolution proceedings as set forth in Article XV regarding an alleged material breach).

(d)           This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

(e)           This Agreement may be terminated if the Company elects not to seek a Renewal Term in accordance with Section 14.1.

(f)            The Administrator shall bear all transition costs associated with the assumption of the administration of the Insurance Contracts pursuant to Section 14.2(b).  The Company shall bear all transition costs associated with the assumption of the administration of the Insurance Contracts pursuant to Section 14.2(c).

Section 14.3.          Transfer of Books and Records.  In the event that this Agreement is terminated, the Administrator shall cooperate fully in the transfer of services and the books and records maintained by the Administrator pursuant to this Agreement (or, where appropriate, copies thereof) to the third-party administrator or to the Company, so that such third-party administrator or the Company, as the case may be, will be able to perform the services required under this Agreement without interruption following termination of this Agreement.

ARTICLE XV

DISPUTE RESOLUTION

Section 15.1.          General Provisions.  (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article XV, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)           Commencing with the request contemplated by Section 15.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 15.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)           In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim (as defined in the Master Agreement) shall be considered direct damages), and (ii) trial by jury.

(d)           The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)           All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XV are pending.  The parties will take such action, if any, required to effectuate such tolling.

Section 15.2.          Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

Section 15.3.          Mediation.  If a Dispute is not resolved by negotiation as provided in Section 15.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior U.S. reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Administrator, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

Section 15.4.          Arbitration.  (a) If a Dispute is not resolved by mediation as provided in Section 15.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)           The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the

“screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Administrator, or any of their respective affiliates.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the Dispute in accordance with the law of Illinois, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  The arbitral tribunal shall endeavor to render its award or order resulting from any arbitration within forty-five (45) days following the termination of the arbitration proceedings.

(c)           The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 15.4 may be entered and enforced in any court having jurisdiction thereof.

(d)           Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 15.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below.  For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e)           In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)            Each party will bear its own attorneys fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article XV.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

Section 16.1.          Headings and Schedules.  Headings used herein are not a part of this Agreement and shall not affect the terms hereof.  The attached Schedules are a part of this Agreement.

Section 16.2.          Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to the Administrator:

[                          ]
[                          ]
[                          ]
Facsimile:  [                          ]
Attention:  [                          ]

With a copy to:

[                          ]
[                          ]
[                          ]
Facsimile:  [                          ]
Attention:  [                          ]

If to the Company:

Union Fidelity Life Insurance Company
200 North Martingale Road
Shaumburg, IL 60173-2096
Facsimile:  (847) 330-3404
Attention:  Chief Financial Officer

With a copy to:

Union Fidelity Life Insurance Company
200 North Martingale Road
Shaumburg, IL 60173-2096
Facsimile:  (847) 605-3044
Attention:  General Counsel

or to such other address or to such other Person as either party may have last designated by notice to the other party.

Section 16.3.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto.  Any assignment in violation of this Section 16.3 shall be void and shall have no force and effect.

Section 16.4.          Execution in Counterpart.  This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 16.5.          Currency.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

Section 16.6.          Amendments.  This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Administrator.  Notwithstanding the immediately preceding sentence, the effectiveness of any amendment to this Agreement is conditioned upon approval of the Connecticut Department of Insurance and the Illinois Department of Insurance, if required, and any such other Governmental Authority whose prior approval is required by Applicable Law.

Section 16.7.          Governing Law.  This Agreement will be construed, performed and enforced in accordance with the laws of the State of Illinois without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Section 16.8.          Entire Agreement; Severability.  (a)  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

(b)           If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding or provision shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void, unenforceable or violative provision to the extent necessary to render such provision enforceable and to carry out its original intent.

Section 16.9.          No Waiver; Preservation of Remedies.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.  The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

Section 16.10.        Third Party Beneficiary.  Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

Section 16.11.        Negotiated Agreement.  This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party or an intermediary will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

Section 16.12.        Tax Exception to Any Confidentiality.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions, shall not apply to the federal tax structure or federal tax treatment of the transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions.  The preceding sentence is intended to cause the transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transactions or any federal tax matter or federal tax idea related to the transactions.

Section 16.13.        Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Administrator will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.  The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of such other party’s receipt of such notice.  However, this Section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

Section 16.14.        Interpretation.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 16.15.        Survival.  Articles XI, XIII, XV and XVI shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Company and the Administrator have executed this Agreement as of the date first above written.

UNION FIDELITY LIFE INSURANCE COMPANY

By:	/s/ Glenn Joppa
	Name:	Glenn Joppa
	Title:	Senior Vice President

GE GROUP LIFE ASSURANCE COMPANY

By:	/s/ Ward E. Bobitz
	Name:	Ward E. Bobitz
	Title:	Vice President

SCHEDULE A

INSURANCE CONTRACTS

Insurance Contracts include:

1.     All individual and group insurance contracts underwritten or formerly administered by the Company through its Worksite Service Group at the Company’s offices in Trevose, Pennsylvania and Fort Washington Pennsylvania and for which administration was transferred to the Administrator at its offices in Enfield, Connecticut and Greenfield, Massachusetts prior to or contemporaneous with the execution of this Agreement; and

2.     Those reinsurance agreements identified below:

Ceding Company/Pool	Product Line	Assuming Company	Effective Date and Renewal Date
AARG I	Special Risk	CICA	12/01/74
AARG II	Special Risk	CICA	09/01/79
AARG III	Special Risk	CICA	04/01/82
London Market Excess (LMX)	Special Risk	CICA	01/01/94
NOMAD (AARG)	Special Risk	CICA —> UFLIC[1]	07/01/90
CAN	Special Risk	CICA —> UFLIC	11/01/94
GroupAmerica, Trans-General, Highmark —> American United Life	LTD	CICA —> UFLIC	07/15/94
CICA	All Group, Direct and Assumed	UFLIC	04/01/96
Union Central	Texas Occupational Accident	CICA	11/01/94
CICA	Texas Occupational Accident	Union Central	11/01/94
CICA	Texas Occupational Accident	AARG/SARF	11/01/94
CICA	Student Accident	M&G —> Swiss Re	08/01/97
CICA	Student Accident	M&G —> Swiss Re	08/15/97
CICA	Student Accident	Swiss Re	08/01/98
UFLIC and GEGLAC	LTD	General & Cologne Re	01/01/00
CICA	LTD	NA Re —> Swiss Re	10/01/90

1  An arrow ("-->") indicates the company to which the particular reinsurance agreements were ceded or retroceded.

Ceding Company/Pool	Product Line	Assuming Company	Effective Date and Renewal Date
CICA	LTD	NA Re —> Swiss Re	03/01/90
CICA	LTD	Gen Re —> Life Re —> Swiss Re	11/01/86
CICA —> UFLIC	Life	NA Re —> Swiss Re	01/01/89
UFLIC	Vol Life	Swiss Re	01/01/97
CICA —> UFLIC	AD&D	NA Re —> Swiss Re	01/01/89
UFLIC	Vol AD&D	Swiss Re	01/01/97
CICA	All Group	NA Re —> Swiss Re	01/01/91
CICA	Life	Gen Re —> Life Re —> Swiss Re	11/01/77
CICA	AD&D	Gen Re —> Life Re —> Swiss Re	01/01/80
CICA	Life	Gen Re —> Life Re —> Swiss Re	10/01/79
UFLIC	LTD	ReliaStar —> ING Re	01/01/97

ASSUMED LTD AGREEMENTS:
American Bankers Life	LTD	CICA	10/01/83
Reliance Standard Life	LTD	CICA	11/01/92
First Reliance Standard Life	LTD (NY)	CICA	10/01/93
Life of Virginia	LTD	CICA	04/01/87
Life of Virginia	LTD (MET)	CICA	04/01/87
Gulf Life —> Alta Life	LTD	CICA	10/01/76
Community Life	LTD	CICA	05/01/79
Educators Mutual Life	LTD	CICA
Capitol Life, Idea Life	LTD	CICA
Corporate Life, American Guardian —> Jefferson Pilot	LTD	CICA

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SCHEDULE B

BUSINESS ASSOCIATE ADDENDUM

I.              Purpose.

In order to disclose certain information to Administrator (for purpose of this Addendum, the “Provider”) under this Addendum, some of which may constitute Protected Health Information (defined below), the Company (for purposes of this Addendum, the “Recipient”) and Provider mutually agree to comply with the terms of this Addendum for the purpose of satisfying the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing privacy regulations at 45 C.F.R. Parts 160-164 (“HIPAA Privacy Rule”).   These provisions shall apply to Provider to the extent that Provider is considered a “Business Associate” under the HIPAA Privacy Rule and all references in this section to Business Associates shall refer to Provider.  Capitalized terms not otherwise defined herein shall have the meaning assigned in the Agreement.  Notwithstanding anything else to the contrary in the Agreement, in the event of a conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.

II.            Permitted Uses and Disclosures.

A.            Business Associate agrees to use or disclose Protected Health Information (“PHI”) that it creates for or receives from Recipient or its Subsidiaries only as follows.  The capitalized term “Protected Health Information or PHI” has the meaning set forth in 45 Code of Federal Regulations Section 164.501, as amended from time to time.  Generally, this term means individually identifiable health information including, without limitation, all information, data and materials, including without limitation, demographic, medical and financial information, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past present, or future payment for the provision of health care to an individual; and that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual.  This definition shall include any demographic information concerning members and participants in, and applicants for, Recipient’s or its Subsidiaries’ health benefit plans.  All other terms used in this Addendum shall have the meanings set forth in the applicable definitions under the HIPAA Privacy Rule.

B.            Functions and Activities on Company’s Behalf.  Business Associate is permitted to use and disclose PHI it creates for or receives from Recipient or its Subsidiaries only for the purposes described in this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received.  In addition to these specific requirements below, Business Associate may use or disclose PHI only in a manner that would not violate the HIPAA Privacy Rule if done by the Recipient or its Subsidiaries.

C.            Business Associate’s Operations.  Business Associate is permitted by this Agreement to use PHI it creates for or receives from Recipient or its Subsidiaries: (i) if such use is reasonably necessary for Business Associate’s proper management and administration; and (ii) as reasonably necessary to carry out Business Associate’s legal responsibilities.  Business Associate is permitted to disclose PHI it creates for or receives from Recipient or its Subsidiaries for the purposes identified in this Section only if the following conditions are met:

(1)  The disclosure is required by law; or

(2)  The disclosure is reasonably necessary to Business Associate’s proper management and administration, and Business Associate obtains reasonable assurances in writing from any person or organization to which Business Associate will disclose such PHI that the person or organization will:

                                                a.             Hold such PHI as confidential and use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as required by law; and

b.             Notify Business Associate (who will in turn promptly notify whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached.

D.            Minimum Necessary Standard.  In performing the functions and activities on Recipient’s or its Subsidiaries’ behalf pursuant to the Agreement, Business Associate agrees to use, disclose or request only the minimum necessary PHI to accomplish the purpose of the use, disclosure or request.  Business Associate must have in place policies and procedures that limit the PHI disclosed to meet this minimum necessary standard.

E.             Prohibition on Unauthorized Use or Disclosure.  Business Associate will neither use nor disclose PHI it creates or receives for or from Recipient, its Subsidiaries, or from another business associate of Recipient or its Subsidiaries, except as permitted or required by this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received.

F.             De-identification of Information.  Business Associate agrees neither to de-identify PHI it creates for or receives from Recipient or its Subsidiaries or from another business associate of Recipient or its Subsidiaries, nor use or disclose such de-identified PHI, unless such de-identification is expressly permitted under the terms and conditions of this Addendum or the Agreement and related to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.  De-identification of PHI, other than as expressly permitted under the terms and conditions of the Addendum for Business Associate to perform services for Recipient or its Subsidiaries, is not a permitted use of PHI under this Addendum.  Business Associate further agrees that it will not create a “Limited Data Set” as defined by the HIPAA Privacy Rule using PHI it creates or

2

receives, or receives from another business associate of Recipient or its Subsidiaries, nor use or disclose such Limited Data Set unless: (i) such creation, use or disclosure is expressly permitted under the terms and conditions of this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum; and such creation, use or disclosure is for services provided by Business Associate that relate to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.

G.            Information Safeguards.  Business Associate will develop, document, implement, maintain and use appropriate administrative, technical and physical safeguards to preserve the integrity and confidentiality of and to prevent non-permitted use or disclosure of PHI created for or received from Recipient or its Subsidiaries.  These safeguards must be appropriate to the size and complexity of Business Associate’s operations and the nature and scope of its activities.  Business Associate agrees that these safeguards will meet any applicable requirements set forth by the U.S. Department of Health and Human Services, including (as of the effective date or as of the compliance date, whichever is applicable) any requirements set forth in the final HIPAA security regulations.  Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate resulting from a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum.

III.           Conducting Standard Transactions.  In the course of performing services for Recipient or its Subsidiaries, to the extent that Business Associate will conduct Standard Transactions for or on behalf of Recipient or its Subsidiaries, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162.  “Standard Transaction(s)” shall mean a transaction that complies with the standards set forth at 45 C.F.R. parts 160 and 162.  Further, Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of the Recipient or its Subsidiaries that:

a.               Changes the definition, data condition, or use of a data element or segment in a Standard Transaction;

b.              Adds any data element or segment to the maximum defined data set;

c.               Uses any code or data element that is marked “not used” in the Standard Transaction’s implementation specification or is not in the Standard Transaction’s implementation specification; or

d.              Changes the meaning or intent of the Standard Transaction’s implementation specification.

IV.           Sub-Contractors, Agents or Other Representatives.  Business Associate will require any of its subcontractors, agents or other representatives to which Business Associate is permitted by this Addendum or the Agreement (or is otherwise given Recipient’s or the relevant Subsidiary’s prior written approval) to disclose any of the PHI Business Associate creates or receives for or from Recipient or its Subsidiaries, to provide reasonable assurances in writing that subcontractor

3

or agent will comply with the same restrictions and conditions that apply to the Business Associate under the terms and conditions of this Addendum with respect to such PHI.

V.            Protected Health Information Access, Amendment and Disclosure Accounting.

A.            Access.  Business Associate will promptly upon Recipient’s or its Subsidiary’s request make available to Recipient, its Subsidiary, or, at Recipient’s or such Subsidiary’s direction, to the individual (or the individual’s personal representative) for inspection and obtaining copies any PHI about the individual which Business Associate created for or received from Recipient or its Subsidiary and that is in Business Associate’s custody or control, so that Recipient or its Subsidiary may meet its access obligations under 45 Code of Federal Regulations § 164.524.

B.            Amendment.  Upon Recipient’s or its Subsidiary’s request Business Associate will promptly amend or permit Recipient or its Subsidiary access to amend any portion of the PHI which Business Associate created for or received from Recipient or its Subsidiary, and incorporate any amendments to such PHI, so that Recipient or its Subsidiary may meet its amendment obligations under 45 Code of Federal Regulations § 164.526.

C.            Disclosure Accounting.  So that Recipient or its Subsidiaries may meet their disclosure accounting obligations under 45 Code of Federal Regulations § 164.528:

1.             Disclosure Tracking.  Business Associate will record for each disclosure, not excepted from disclosure accounting under Section V.C.2 below, that Business Associate makes to Recipient or its Subsidiaries of PHI that Business Associate creates for or receives from Recipient or its Subsidiaries, (i) the disclosure date, (ii) the name and member or other policy identification number of the person about whom the disclosure is made, (iii) the name and (if known) address of the person or entity to whom Business Associate made the disclosure, (iv) a brief description of the PHI disclosed, and (v) a brief statement of the purpose of the disclosure (items i-v, collectively, the “disclosure information”).  For repetitive disclosures Business Associate makes to the same person or entity (including Recipient or its Subsidiaries) for a single purpose, Business Associate may provide a) the disclosure information for the first of these repetitive disclosures, (b) the frequency, periodicity or number of these repetitive disclosures and (c) the date of the last of these repetitive disclosures.  Business Associate will make this disclosure information available to Recipient or its Subsidiaries promptly upon Recipient’s or its Subsidiaries’ request.

2.             Exceptions from Disclosure Tracking.  Business Associate need not record disclosure information or otherwise account for disclosures of PHI that this Addendum or Recipient or the relevant Subsidiary in writing permits or requires (i) for the purpose of Recipient’s or its Subsidiaries’ treatment activities, payment activities, or health care operations, (ii) to the individual who is the subject of the PHI disclosed or to that individual’s personal representative; (iii) to persons involved in that individual’s health care or payment for health care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, (vi) to law enforcement officials or correctional institutions regarding inmates; or   (vii) pursuant to an authorization; (viii) for disclosures of certain PHI made as part of a Limited

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Data Set; (ix) for certain incidental disclosures that may occur where reasonable safeguards have been implemented; and (x) for disclosures prior to April 14, 2003.

3.             Disclosure Tracking Time Periods.  Business Associate must have available for Recipient and its Subsidiaries the disclosure information required by this section for the 6 years preceding Recipient’s or its Subsidiaries’ request for the disclosure information (except Business Associate need have no disclosure information for disclosures occurring before April 14, 2003).

VI.           Additional Business Associate Provisions.

A.            Reporting of Breach of Privacy Obligations.  Business Associate will provide written notice to whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received of any use or disclosure of PHI that is neither permitted by this Addendum nor given prior written approval by Recipient or the relevant Subsidiary promptly after Business Associate learns of such non-permitted use or disclosure.  Business Associate’s report will at least:

(i)                                     Identify the nature of the non-permitted use or disclosure;

(ii)                                  Identify the PHI used or disclosed;

(iii)                               Identify who made the non-permitted use or received the non-permitted disclosure;

(iv)                              Identify what corrective action Business Associate took or will take to prevent further non-permitted uses or disclosures;

(v)                                 Identify what Business Associate did or will do to mitigate any deleterious effect of the non-permitted use or disclosure; and

(vi)                              Provide such other information, including a written report, as Recipient or the relevant Subsidiary may reasonably request.

B.            Amendment.  Upon the effective date of any final regulation or amendment to final regulations promulgated by the U.S. Department of Health and Human Services with respect to PHI, including, but not limited to the HIPAA privacy and security regulations, this Addendum and the Agreement will automatically be amended so that the obligations they impose on Business Associate remain in compliance with these regulations.

In addition, to the extent that new state or federal law requires changes to Business Associate’s obligations under this Addendum, this Addendum shall automatically be amended to include such additional obligations, upon notice by Recipient or its Subsidiaries to Business Associate of such obligations.  Business Associate’s continued performance of services under the Agreement shall be deemed acceptance of these additional obligations.

C.            Audit and Review of Policies and Procedures.  Business Associate agrees to provide, upon Recipient request, access to and copies of any policies and procedures developed

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or utilized by Business Associate regarding the protection of PHI.  Business Associate agrees to provide, upon Recipient’s request, access to Business Associate’s internal practices, books, and records, as they relate to Business Associate’s services, duties and obligations set forth in this Addendum and the Agreement(s) under which Business Associate provides services and/or products to or on behalf of Recipient or its Subsidiaries, for purposes of Recipient’s or its Subsidiaries’ review of such internal practices, books, and records.

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SCHEDULE C

EXPENSE ALLOWANCE FOR ADMINISTRATIVE SERVICES

1.     Calculation for 2004.  The Service Costs and Overhead Expenses combined for calendar year 2004 are projected to be $66,667 per month, and will be paid by Company at that rate, subject to paragraph 1(d) below of this Schedule C.  Direct Expenses for 2004 are expected to be $200,000.

(a)           Service Costs.  Service Costs for 2004 were projected based on time studies during the fourth Quarter of 2003 for functions that directly support the ongoing servicing of the business. Examples of these functions include but are not limited to Claims Management, Actuarial Valuation, Finance, Legal and all other functions necessary and appropriate for the administration of the Insurance Contracts.

(b)           Overhead Expenses.  Overhead Expenses, including all overhead related to relevant business and corporate functions, are and will be allocated to all product lines.  Corporate functions that are not associated with those product lines, such as business development, marketing, and sales are excluded.  Expenses for the remaining business and corporate support functions are totaled and then allocated to the product lines based on reserves.

(c)           Direct Expenses.  Direct Expenses will be billed directly to Company at cost.

(d)           True-up Procedure.  At the time of the preparation of the Annual Study for 2005 (as set forth below in paragraph 2(a) of this Schedule C), a similar study shall be prepared for 2004 (the “2004 Study”) and submitted to the Company in accordance with paragraph 2(a) of this Schedule C.  The Company shall pay or be credited for, as the case may be, any differential between (i) the combined Service Costs and Overhead Expenses from $66,667 per month for the period from the Effective Date of this Agreement until December 31, 2004 and (ii) the combined Service Costs and Overhead Expenses identified in the 2004 Study for the period from the Effective Date of this Agreement until December 31, 2004.

2.     Methodology For Subsequent Years.

(a)           Service Costs and Annual Expenses.  Service Costs and Overhead Expenses will be adjusted for the year beginning January 1, 2005 and every year thereafter during the term of the Agreement based on an annual cost/time study (the “Annual Study”).  The first Annual Study will be provided within sixty (60) days prior to January 1, 2005 and prior to the beginning of every calendar year thereafter during the term of this Agreement.  The Administrator shall prepare and deliver to the Company the Annual Study setting forth the projected Service Costs and Overhead Expenses for the next calendar year, together with all supporting data used in preparing the Annual Study and work papers, in reasonable detail, setting forth the determination of such projected Service Costs and Overhead Expenses for the next calendar year.  Following the delivery of the Annual Study, the Administrator shall (a) provide to the Company copies of such additional work papers and other documents relating to its preparation of the Annual Study as the Company or its designated representative may reasonably request, including,

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without limitation, claims files and practices; and (b) cooperate with, and make its personnel and facilities reasonably available to, the Company and the Company’s designated representative for the purpose of providing such other information as the Company or the Company’s designated representative may reasonably request concerning Annual Study documents and the calculation of the projected Service Costs and Overhead Expenses. The Company shall pay the projected Service Costs and Overhead Expenses set forth in the Annual Study for the applicable calendar year (on a monthly basis as set forth herein), provided that in the event that the Company disputes the amount of the projected Service Costs and Overhead Expenses set forth in the Annual Study, then the dispute shall be resolved in accordance with Article XV of this Agreement.

(b)           Direct Expenses. Direct Expenses will continue to be billed directly to the Company at cost.

3.     Invoicing and Payments:

(a)           Invoices.  The Administrator shall submit an invoice to the Company on a monthly basis for the Services Costs and Overhead Expenses relating to the Administrative Services provided during the prior month.  The Administrator shall include the information and prepare the invoice in the form as reasonably requested by the Company and agreed to by the Administrator.  The Administrator shall submit to the Company, whether on a monthly basis or otherwise, an invoice for the Direct Expenses relating to the Administrative Services, together with copies of receipts and other verification agreed to by the parties, as the Administrator receives invoices for those Direct Expenses.

(b)           Payments.  All payments, due and payable by the Company to the Administrator, will be made within seventy-five (75) days of the Company’s receipt of an invoice applicable to such payments (“Payment Date”).  The Company shall use its good faith efforts to provide the Administrator as promptly as practicable with the details of any objection it may have to any invoice, but any failure to provide such details shall not foreclose the Company’s right to dispute such invoice.  The Company shall pay the part of any invoiced amount that is not in dispute by the Payment Date.

(c)           Method of Payment.  The method of payment shall be by electronic fund transfer to the Administrator’s designated bank account or such other manner as agreed upon by the parties.

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